EXHIBIT 2.26
EXECUTION COPY
ADDITIONAL GUARANTEE
DESIGNATION
January 20, 2009

To:	Wells Fargo Bank, National Association, as Collateral Trustee

Re:	Second Priority Collateral Trust Agreement, dated as of November 30, 2006, (as the same may be amended, supplemented or otherwise modified, the “SCTA”) among Satélites Mexicanos, S.A. de C.V., a corporation (sociedad anónima de capital variable) organized under the laws of the United Mexican States (“Satmex”), Wells Fargo Bank, National Association, as Collateral Trustee thereunder (in such capacity, together with any successor appointed hereunder, the “Collateral Trustee”) and, Wells Fargo Bank, National Association, as Trustee under the Second Priority Indenture described therein (in such capacity, together with any successor appointed thereunder, the “Indenture Trustee”).
Reference is hereby made to the SCTA. Capitalized terms which are defined in the SCTA are used herein as therein defined.
In accordance with subsection 5.4 of the SCTA, the following Additional Guarantee is hereby added as a Second Priority Guarantee under the SCTA:
Supplemental Indenture dated as of even date herewith, among Satmex, Alterna’TV Corporation and the Indenture Trustee.

ALTERNA’TV CORPORATION
By:	/s/ LUIS STEIN
	Name:	Luis Stein
	Title:	CFO

By:	/s/ OCTAVIO LECONA
	Name:	Octavio Lecona
	Title:	Vice President for Legal Affairs and Secretary
Additional Guarantee Designation: SPSSN